                                                                    Exhibit 99.1

[TRANSACT LETTERHEAD]


                          TRANSACT TECHNOLOGIES REPORTS
                           THIRD QUARTER 2006 RESULTS

Wallingford, CT, November 9, 2006 - TransAct Technologies Incorporated (Nasdaq:
TACT), a leading producer of market specific printers for transaction-based industries worldwide, today announced financial results for the three months ended September 30, 2006.

Revenues for the third quarter of 2006 were $15.3 million compared to $14.2 million in the same period a year ago. The Company earned net income for the third quarter of 2006 of $1.0 million compared to $0.7 million in the same period of 2005. Earnings per share for the three months ended September 30, 2006 were $0.10 per diluted share compared to $0.07 per diluted share in the same period a year ago.

Revenues for the nine months ended September 30, 2006 were $48.6 million, a 26% increase compared to $38.6 million in the same period a year ago. The Company earned net income for the first nine months of 2006 of $2.9 million compared to $1.1 million in the comparable year ago period. Earnings per share for the first nine months of 2006 were $0.30 per diluted share compared to $0.11 per diluted share in the same period a year ago.

Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, "TransAct achieved another quarter of strong financial performance, as we continue to benefit from the investments we made to the business last year. Our accomplishments in 2006 are evident not only by the 26% growth in sales and 166% growth in net income for the first nine months of 2006 compared to last year, but also by the products we have launched and contracts we have signed."

Mr. Shuldman continued, "The initiatives we launched and partnerships we put in place across our sales units last year are translating into both revenue and market share growth this year. Specifically in Gaming, despite operating in what can still be described as a weak domestic gaming market, we have experienced significant sales growth in the third quarter of 2006 and are on track for a record sales year. Our domestic gaming sales alone more than tripled this quarter compared to the third quarter of last year, driven primarily by increased domestic casino printer sales. We have also seen success in the TransAct Services Group, which continues to benefit from our two services centers, dedicated sales teams and a rapidly growing installed printer base. However, sales in the third quarter of 2006 were impacted by a significant decline in the sale of lottery printers to GTECH compared to the first and second quarters of 2006, as sales to GTECH can fluctuate significantly between quarters."

GAMING AND LOTTERY

Revenue from the Gaming and Lottery market for the third quarter of 2006 was $8.5 million, up 46% compared to $5.8 million in the same period of 2005. Revenue growth was driven by strong domestic casino printer sales as the Company continues to gain market share through its sales relationship with JCM American Corporation. Lottery printer sales to GTECH were flat compared to the third quarter of 2005 and down significantly compared to the first and second quarters of 2006.

POS AND BANKING

Revenue from the POS and Banking market was $3.6 million in the third quarter of 2006, compared to $5.5 million in the third quarter of 2005. This decline was due primarily to decreased sales of BANKjet(R) 1500 printers used in bank teller stations, as the Company shipped printers for a large installation at a top-tier financial services company in the third quarter of last year that did not repeat in the third quarter of 2006. Sales were also impacted by lower sales of legacy impact printers, which were partially offset by higher sales of thermal printers in the POS market.

TRANSACT SERVICES GROUP

Revenue from the TransAct Services Group (TSG), which includes spare parts, refurbished printers, consumables, extended maintenance and repair services, was $3.2 million in the third quarter of 2006, representing a 12% increase compared to $2.8 million in the year ago period. Revenue growth in the third quarter of 2006 benefited from the new contract the Company signed to supply inkjet cartridges to a national office supply chain as well as increased services revenue.

OPERATIONS AND FINANCE

Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, "We continued to improve on both gross margin and operating margin. Gross margin reached 35.6% this quarter compared to 32.2% in the third quarter of 2005 due to a higher volume of sales, more favorable sales mix and costs savings we achieved from increased sourcing of component parts for our printers in Asia. Operating margin for the third quarter of 2006 also improved to 10.2% from 4.8% in the same quarter of 2005, largely the result of the leverage we achieved on higher sales and continued control of our operating expenses. Our balance sheet remains strong and we ended the quarter with $4.6 million of cash and no debt."

Mr. DeMartino continued, "Under our $10 million stock repurchase program, we purchased 17,500 shares for approximately $154,000 during the third quarter of 2006. This brings total shares purchased to date under the buyback plan to 597,300, for a total of approximately $4.7 million, at an average price of $7.90 per share."

LOOKING FORWARD

Mr. Shuldman commented, "2006 continues to be a much improved year for TransAct for both top and bottom line growth. We are pleased with our financial results to date and we expect to continue to see year-over-year sales growth in the fourth quarter. Even with the lower lottery printer sales we experienced in the third quarter of 2006, we are still on our way to a record sales year for TransAct. We expect sales for the full year of 2006 to be in the $63 to $64 million range."

INVESTOR CONFERENCE CALL/WEBCAST DETAILS

TransAct will review detailed third quarter 2006 results and forward looking guidance during a conference call today at 5:00PM ET. The conference call-in number is 201-689-8471. A replay of the call will be available from 8:00PM ET on Thursday, November 9 through midnight ET on Thursday, November 16 by telephone at 201-612-7415. The account number to access the replay is 3055 and the password is 217089. Investors can also access the conference call via a live webcast on the Company's Web site at www.transact-tech.com. A replay of the call will be archived on that Website for one week.

ABOUT TRANSACT TECHNOLOGIES INCORPORATED

TransAct Technologies Incorporated (Nasdaq:TACT) is the leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include gaming, lottery, banking and hospitality. Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced. TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca(R) and Epic product brands. TransAct distributes its products through OEMs, value-added resellers, selected distributors, and direct to end-users. TransAct has over two million printers installed around the world. TransAct also has a strong focus on the after-market side of the business, with a high commitment to printer service, supplies and spare parts. TransAct is headquartered in Wallingford, CT. For more information on TransAct, visit www.transact-tech.com or call 203.859.6800.

CONTACTS:

Steven DeMartino, Chief Financial Officer, 203-859-6810 or David Pasquale, 646-536-7006, or Denise Roche, 646-536-7008, both with The Ruth Group


                                      # # #


FORWARD-LOOKING STATEMENTS:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", "project" or "continue" or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America, and Asia; marketplace acceptance of new products; risks associated with foreign operations and Asia; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; and the outcome of lawsuits between TransAct and FutureLogic, Inc. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

                       TRANSACT TECHNOLOGIES INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                     Three months ended                  Nine months ended
(In thousands, except per share amounts)                September 30,                      September 30,
                                               --------------------------------  ----------------------------------
                                                    2006             2005             2006              2005
                                               ---------------  ---------------  ---------------   ----------------
Net sales .................................       $  15,276        $  14,210        $  48,615         $  38,592

Cost of sales .............................           9,838            9,634           31,744            26,085
                                               ---------------  ---------------  ---------------   ----------------

Gross profit ..............................           5,438            4,576           16,871            12,507
                                               ---------------  ---------------  ---------------   ----------------

Operating expenses:

   Engineering, design and product
    development ...........................             621              637            2,151             2,107

   Selling and marketing ..................           1,593            1,627            4,884             4,523

   General and administrative .............           1,671            1,624            5,271             4,578
                                               ---------------  ---------------  ---------------   ----------------

                                                      3,885            3,888           12,306            11,208
                                               ---------------  ---------------  ---------------   ----------------

Operating income ..........................           1,553              688            4,565             1,299
                                               ---------------  ---------------  ---------------   ----------------

Other income (expense):

   Interest, net ..........................              25               19               62                59

   Other, net .............................             (55)               7             (137)               22
                                               ---------------  ---------------  ---------------   ----------------
                                                        (30)              26              (75)               81
                                               ---------------  ---------------  ---------------   ----------------

Income before income taxes ................           1,523              714            4,490             1,380

Income tax provision ......................             504               40            1,557               276
                                               ---------------  ---------------  ---------------   ----------------

Net income ................................       $   1,019        $     674        $   2,933         $   1,104
                                               ===============  ==============   ===============   ================

Net income per common share:

   Basic ..................................       $    0.11        $    0.07        $    0.31         $    0.11

   Diluted ................................       $    0.10        $    0.07        $    0.30         $    0.11

Shares used in per share calculation:

   Basic ..................................           9,623            9,817            9,588             9,932

   Diluted ................................           9,898           10,078            9,898            10,268


                 SUPPLEMENTAL INFORMATION - SALES BY SALES UNIT:

                                                     Three months ended                  Nine months ended
                                                       September 30,                       September 30,
                                               -------------------------------   ----------------------------------
                                                    2006            2005              2006              2005
                                               ---------------  --------------   ---------------   ----------------

Point of sale and banking .................        $   3,606        $   5,544        $  12,718         $  12,653

Gaming and lottery ........................            8,495            5,833           26,283            17,331

TransAct services group ...................            3,175            2,833            9,614             8,608
                                               ---------------  --------------   ---------------   ----------------

   Total net sales ........................        $  15,276        $  14,210        $  48,615         $  38,592
                                               ===============  ==============   ===============   ================

                       TRANSACT TECHNOLOGIES INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                          SEPTEMBER 30,         December 31,
(In thousands)                                2006                  2005
                                          -------------        --------------
ASSETS:

Current assets:

   Cash and cash equivalents .........        $   4,629            $   4,579

   Receivables, net ..................           10,534                8,359

   Inventories .......................            7,430                6,036

   Refundable income taxes ...........              178                  295

   Deferred tax assets ...............            2,614                2,735

   Other current assets ..............              455                  258
                                          -------------        --------------
     Total current assets ............           25,840               22,262
                                          -------------        --------------


Fixed assets, net ....................            5,922                4,510

Goodwill, net ........................            1,469                1,469

Deferred tax assets ..................              702                  557

Intangibles and other assets .........              529                  534
                                          -------------        --------------
                                                  8,622                7,070
                                          -------------        --------------
   Total assets ......................        $  34,462            $  29,332
                                          =============        ==============


LIABILITIES AND SHAREHOLDERS' EQUITY:

Current liabilities:

   Accounts payable ..................        $   3,268            $   2,859

   Accrued liabilities ...............            4,337                3,198

   Accrued restructuring .............              420                  420

   Deferred revenue ..................              456                  410
                                          -------------        --------------
     Total current liabilities .......            8,481                6,887
                                          -------------        --------------

Accrued restructuring ................              281                  587

Deferred revenue .....................              562                  270

Other liabilities ....................              327                  331
                                          -------------        --------------
                                                  1,170                1,188
                                          -------------        --------------
   Total liabilities .................            9,651                8,075
                                          -------------        --------------

Shareholders' equity:

   Common stock ......................              104                  102

   Additional paid-in capital ........           18,866               17,497

   Retained earnings .................           10,422                7,489

   Accumulated other comprehensive
     income ..........................              138                   36

   Treasury stock ....................           (4,719)              (3,867)
                                          -------------        --------------
     Total shareholders' equity ......           24,811               21,257
                                          -------------        --------------
                                              $  34,462            $  29,332
                                          =============        ==============